CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm as “Independent Registered Public Accounting Firm” in this Registration Statement under the Securities Act of 1933 (Form N-1A) of Vericimetry U.S. Small Cap Value Fund, a series of shares of beneficial interest in Vericimetry Funds, filed with the Securities and Exchange Commission.

BBD, LLP

Philadelphia, Pennsylvania
January 25, 2021